The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 10, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2 (a) (4) That all rights pertaining to the entire class of this security were extinguished on November 21, 2007. In connection with the merger on November 21, 2007 of Raven Acquisition Corp., an indirect wholly owned subsidiary of Danaher Corporation, with and into Tektronix, Inc. and pursuant to the First Amendment to the Rights Agreement, dated as of October 14, 2007, between Tektronix, Inc. and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) amending the Rights Agreement dated as of June 21, 2000, the Series B No Par Preferred Shares Purchase Rights expired and were extinguished immediately prior to the effective time of the merger. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 21, 2007.